Exhibit 99.1
Gossamer Bio Announces Fourth Quarter and Full-Year 2025 Financial Results and Provides Corporate Update

- Following PROSERA Phase 3 topline results, the Company is focused on evaluating the totality of the dataset, engaging with the FDA, and assessing strategic options and capital allocation -
- Enrollment in the Phase 3 SERANATA Study in PH-ILD has been paused while the Company evaluates implications of PROSERA results -
- The Company implemented a reduction in force to align resources with near-term priorities -
- Cash, cash equivalents and marketable securities totaled $137 million at year-end 2025 -
SAN DIEGO — (BUSINESS WIRE) — March 17, 2026 — Gossamer Bio, Inc. (Nasdaq: GOSS), a biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced its financial results for the fourth quarter and year ended December 31, 2025, and provided a corporate update. Gossamer Bio and the Chiesi Group are jointly developing seralutinib under a global collaboration agreement.
“Following our PROSERA topline results, we are focused on fully understanding the PROSERA dataset, engaging with the FDA, and evaluating strategic options and capital allocation to position the Company for the future,” said Faheem Hasnain, Chairman, Co-Founder and CEO of Gossamer Bio.
“PROSERA narrowly missed the prespecified statistical threshold for its primary endpoint; however, we believe the totality of evidence supports that seralutinib is an active drug in PAH, with the most pronounced effects observed in patients with more advanced disease.”
Seralutinib (GB002): Inhaled PDGFR, CSF1R and c-KIT Inhibitor
•In February 2026, the Company announced topline results from PROSERA, its Phase 3 study of seralutinib in PAH. At Week 24, seralutinib demonstrated a placebo-adjusted improvement in six-minute walk distance (6MWD) of approximately +13.3 meters versus placebo (p = 0.0320), which did not meet the prespecified statistical alpha threshold of 0.025; therefore, all other p-values are nominal.
• In the prespecified intermediate- and high-risk subgroup (REVEAL Lite 2 score ≥6 at screening), seralutinib demonstrated a placebo-adjusted improvement in 6MWD of approximately +20.0 meters at Week 24 (n = 234; nominal p = 0.0207). In this subgroup, three of four key secondary endpoints had nominal p-values below 0.0125, with results favoring seralutinib versus placebo.

•    Across the overall population, key secondary endpoints favored seralutinib versus placebo, including NT-proBNP (location shift of approximately -120.4 ng/L at Week 24; nominal p = 0.0002), as well as measures of clinical improvement, reduction in risk score, and time to clinical worsening.
•    In a prespecified subgroup of patients with connective tissue disease–associated pulmonary arterial hypertension (CTD‑PAH), seralutinib demonstrated a placebo‑adjusted improvement in six‑minute walk distance of approximately +37 meters at Week 24 versus placebo (n = 87; nominal p = 0.0104).
•    The Company has paused enrollment in the Phase 3 SERANATA Study in PH-ILD while it evaluates the implications of PROSERA results, including regional variability in placebo response, and engages with regulators on potential paths forward.
•    The Company continues to conduct additional analyses of the PROSERA dataset.
•    Based on the PROSERA results, the Company plans to request a Type C meeting with the U.S. Food and Drug Administration (FDA), to occur potentially in June 2026, to discuss the data and potential regulatory paths forward
RT234: Inhaled PDE5 Inhibitor (Vardenafil)
•    As planned, the Company continues to support limited work on RT234 pursuant to its option agreement to support an ongoing assessment of the program. RT234-related spend is expected to remain modest and is not a near-term strategic focus as the Company prioritizes its evaluation of PROSERA and related regulatory and strategic planning.
Corporate Update
•    In connection with its ongoing evaluation of strategic options and capital allocation priorities, the Company implemented a reduction in force and other cost-containment measures intended to better align resources with its near-term priorities. The Company remains focused on advancing its regulatory and strategic planning related to seralutinib.
Financial Results for Quarter and Full Year Ended December 31, 2025
•Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of December 31, 2025, were $136.9 million. As a result, the Company expects its current cash, cash equivalents and marketable securities will be sufficient to fund operating and capital expenditures into the first quarter of 2027.
•Research and Development (R&D) Expenses: For the quarter ended December 31, 2025, R&D expenses were $48.9 million compared to R&D expenses of $36.1 million for the same period in 2024. R&D expenses for the full year ended December 31, 2025, were $174.1 million compared to $138.5 million for the full year ended December 31, 2024.
•General and Administrative (G&A) Expenses: For the quarter ended December 31, 2025, G&A expenses were $10.9 million compared to $9.4 million for the same period in 2024. G&A expenses for the full year ended December 31, 2025, were $37.6 million compared to $36.1 million for the full year ended December 31, 2024.

•Net Loss: Net loss for the three months ended December 31, 2025, was $47.2 million, or $0.21 per share, compared to a net loss of $33.0 million, or $0.15 per share, for the same period in 2024. Net loss for the full year ended December 31, 2025, was $170.4 million, or $0.75 per share compared to a net loss of $56.5 million, or $0.25 per share, for the full year ended December 31, 2024.

About Gossamer Bio
Gossamer Bio is a biopharmaceutical company focused on the development of treatments for pulmonary hypertension. Its goal is to be an industry leader in, and to enhance the lives of patients living with, pulmonary hypertension.
Forward-Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the Company’s additional analyses and interpretation of the PROSERA dataset; the therapeutic potential of seralutinib; the expected plan to discuss topline results with the FDA and the potential to identify a development path forward for seralutinib, including the timing of a potential meeting in the June 2026 timeframe; the plans to pause the Phase 3 SERANATA Study; the Company’s evaluation of strategic options and capital allocation; the intended objectives and benefits of the workforce reduction; the expected spend related to RT234; and the expected timeframe for funding the Company’s operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation; topline results Gossamer reports are based on preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and such topline data may not accurately reflect the complete results of a clinical trial; Gossamer may not be able to identify a development path forward for seralutinib, whether as a result of FDA feedback or otherwise, and any path forward may require additional capital and other resources, which may not be available on reasonable terms, if at all, or may limit the commercial opportunity for seralutinib; Gossamer may need to further evaluate its current workforce in light of potential development paths for seralutinib; potential delays in the commencement, enrollment and completion of clinical trials; comparative safety information is not based on a head-to-head comparison and differences exist between study designs and subject characteristics which could confound the results; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials with seralutinib are not necessarily predictive of future results; the success of any future Gossamer’s clinical trials and preclinical studies for seralutinib; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of seralutinib that may limit its development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for seralutinib; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading

“Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

GOSSAMER BIO, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA
(UNAUDITED; IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended December 31,		Year ended December 31,
STATEMENTS OF OPERATIONS DATA:	2025	2024	2025	2024
Revenue:
Revenue from sale of licenses	$—	$1,931	$—	$90,682
Revenue from contracts with collaborators	13,799	7,448	48,471	24,019
Total revenue	13,799	9,379	48,471	114,701
Operating expenses:
Research and development	$48,935	$36,112	$174,093	$138,487
In process research and development	(1)	—	7,475	—
General and administrative	10,904	9,395	37,631	36,133
Total operating expenses	59,838	45,507	219,199	174,620
Loss from operations	(46,039)	(36,128)	(170,728)	(59,919)
Other income (expense)
Interest income	447	(744)	1,970	1,779
Interest expense	(2,751)	(2,738)	(10,989)	(11,517)
Other income, net	1,017	4,171	9,289	14,022
Total other income (loss), net	(1,287)	689	270	4,284
Loss before provision (benefit) for income taxes	(47,326)	(35,439)	(170,458)	(55,635)
Provision (benefit) for income taxes	(88)	(2,410)	(88)	893
Net loss	$(47,238)	$(33,029)	$(170,370)	$(56,528)
Net loss per share, basic and diluted	$(0.21)	$(0.15)	$(0.75)	$(0.25)
Weighted average common shares outstanding, basic and diluted	226,604,138	226,604,138	228,519,130	226,228,016

BALANCE SHEET DATA:	December 31, 2025	December 31, 2024
Cash, cash equivalents, and marketable securities	$136,932	$294,518
Working capital	104,209	264,878
Total assets	172,249	315,292
Total liabilities	295,009	285,800
Accumulated deficit	(1,438,938)	(1,268,568)
Total stockholders' equity (deficit)	(122,760)	29,492

For Investors and Media:
Bryan Giraudo, Chief Financial Officer & Chief Operating Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com